Exhibit 99.1

Bio-Path Holdings Granted Orphan Drug Designation for Liposomal Grb-2 in Acute Myeloid Leukemia

HOUSTON, TX, April 28, 2015 – Bio-Path Holdings, Inc., (NASDAQ: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that they have received orphan drug designation from the U.S. Food and Drug Administration (FDA) for its lead compound Liposomal Grb-2 for the treatment of acute myeloid leukemia (AML). Orphan drug status provides Bio-Path with seven years of exclusivity after receiving formal marketing approval, as well as additional development incentives. The FDA grants this designation to certain drugs that are targeting diseases affecting fewer than 200,000 people in the United States.

“This designation from the FDA demonstrates the unmet need for an effective therapy for patients suffering from AML,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path. “It also marks a key regulatory milestone for Bio-Path and will be valuable as we continue to progress Liposomal Grb-2 through clinical trials and toward potential commercialization.”

Liposomal Grb-2 is currently in a safety segment of a Phase 2 trial in combination with Ara-C, for acute myeloid leukemia; and is being evaluated for chronic myelogenous leukemia.

Pre-clinical development is underway for triple negative and inflammatory breast cancers.

About Acute Myeloid Leukemia

AML is a fast-growing cancer of the blood and bone marrow where the bone marrow makes many cancerous cells called leukemic blasts. Normal blasts develop into white blood cells that fight infection. In AML, the leukemic blasts do not develop properly and cannot fight infections. These leukemic blasts grow quickly and crowd out the bone marrow, preventing it from making the normal red blood cells, white blood cells, and platelets that the body needs.
Nearly 15,000 people in the United States are diagnosed with AML each year.

About Growth Receptor Bound protein-2 (Grb-2)

The adaptor protein Growth Receptor Bound protein-2 (Grb-2) is essential to cancer cell signaling because it is utilized by oncogenic tyrosine kinases to induce cancer progression. Suppressing the function or expression of Grb-2 should interrupt its vital signaling function and have a therapeutic application in cancer. BP-1001 is a neutral-charge, liposome-incorporated antisense drug substance designed to inhibit Grb-2 expression.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase 2 study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Kara Andress

Investor Relations

Bio-Path Holdings, Inc.

832-742-1357

Rhonda Chiger (investors)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com